Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement Amendment No. 2 to Form S-4 of our report dated March 19, 2024, (which includes an explanatory paragraph relating to Global Partner Acquisition Corp II’s ability to continue as a going concern) relating to the consolidated financial statements of Global Partner Acquisition Corp II., which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
April 18, 2024